Pricing Supplement No.  25                   Rule 424(b)(2)
DATED:  11/21/95                  Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)

$900,000,000
USL CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue

Floating Rate Note  [ ]        6.66% Fixed Rate Note [x]
Global Security:    [x] Yes    [ ] No
Principal Amount:   $5,000,000
Settlement Date:    11/27/95   Maturity Date:  11/28/05
Interest Accrual Date:  11/27/95

New Maturity Date(s): N/A       Notice of Renewal Date(s): N/A

Issue Price:
Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:
Interest Payment Dates:

(Only applicable to Floating Rate Notes)
Initial Interest Rate:   Semi-Annually

Index Maturity:   6/1, 12/1, commencing June 1, 1996

Base Rate(s):
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
     Index Currency:
Interest Reset Period:
Interest Reset Dates:
Spread (plus or minus):
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:

Original Issue Discount Note:
[ ] Yes       [x] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:

Trade Date:      11/21/95
Name of Agent:   Merrill Lynch
Agent's Discount or Commission:      $23,750
Net Proceeds to Company:          $4,976,250

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [ ] 100% of Principal
     [  ] ___% of Principal

[x] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [x] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QBA1

Additional Terms: